Exhibit 99.2

YUM! BRANDS INC.
ANNOUNCES AN ADDITIONAL $500 MILLION SHARE-REPURCHASE AUTHORIZATION
AND DECLARES QUARTERLY DIVIDEND

LOUISVILLE, KY - March 16, 2006 - Yum! Brands Inc. (NYSE:YUM) announced that its board of directors approved

•	An additional $500 million share repurchase.
•	A dividend of $0.115 per share of common stock.

Share Repurchase

The company’s board of directors authorized the repurchase of up to an additional $500 million of the company’s outstanding common stock under the company’s share-repurchase program over a period of up to 12 months. In November 2005, the board authorized repurchase up to $500 million of the company’s stock, which is in the process of being completed.

Repurchases of common stock may be made from time to time in the open market or privately negotiated transactions and will be subject to market conditions and other factors. Since the company began its repurchase program in 1999, over 77 million shares have been repurchased for approximately $2.6 billion at an average price of $33.50. For 2006, the company expects average diluted shares outstanding to decline by at least 4%.

Quarterly Dividend

The company’s board of directors approved a dividend of $0.115 per share of common stock, which will be distributed May 5, 2006, to shareholders of record at the close of business on April 14, 2006.

In May 2004, the company initiated a regular quarterly dividend. In May 2005, the company increased the quarterly dividend by 15%, from $0.10 to $0.115 per share. The company continues to target a payout ratio in the range of 15% to 20% of annual net income.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those identified by such words as may, will, expect, project, anticipate, believe, plan and other similar terminology. These “forward-looking” statements reflect management’s current expectations regarding future events and operating and financial performance and are based on currently available data. However, actual results are subject to future events and uncertainties, which could cause actual results to differ from those projected in this announcement. Accordingly, you are cautioned not to place undue reliance on forward-looking statements. Factors that can cause actual results to differ materially include, but are not limited to, changes in global and local business, economic and political conditions in the countries and territories where Yum! Brands operates, including the effects of war and terrorist activities; changes in currency exchange and interest rates; changes in commodity, labor and other operating costs; changes in competition in the food industry, consumer preferences or perceptions concerning the products of the company and/or our competitors, spending patterns and demographic trends; the impact that any widespread illness or general health concern may have on our business and the economy of the countries in which we operate; the effectiveness of our operating initiatives and marketing, advertising and promotional efforts; new-product and concept development by Yum! Brands and other food-industry competitors; the success of our strategies for refranchising and international development and operations; the ongoing business viability of our franchise and license operators; our ability to secure distribution to our restaurants at competitive rates and to ensure adequate supplies of restaurant products and equipment in our stores; unexpected disruptions in our supply chain; publicity that may impact our business and/or industry; severe weather conditions; effects and outcomes of pending or future legal claims involving the company; changes in effective tax rates; our actuarially determined casualty loss estimates; new legislation and governmental regulations or changes in legislation and regulations and the consequent impact on our business; and changes in accounting policies and practices. Further information about factors that could affect Yum! Brands’ financial and other results are included in the company’s Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

Yum! Brands Inc., based in Louisville, Kentucky, is the world’s largest restaurant company in terms of system restaurants with over 34,000 restaurants in more than 100 countries and territories. Four of the company’s restaurant brands — KFC, Pizza Hut, Taco Bell and Long John Silver’s — are the global leaders of the chicken, pizza, Mexican-style food and quick-service seafood categories respectively. Yum! Brands is the worldwide leader in multibranding, which offers consumers more choice and convenience at one restaurant location from a combination of KFC, Taco Bell, Pizza Hut, A&W or Long John Silver’s brands. The company and its franchisees today operate over 3,200 multibrand restaurants. Outside the United States in 2005, the Yum! Brands system opened about three new restaurants each day of the year, making it one of the fastest growing retailers in the world. For the past three years, the company has been recognized as one of Fortune Magazine’s“Top 50 Employers for Minorities.” It also has been recognized as one of the “Top 50 Employers for Women” by Fortune, one of the “Top 30 Best Companies for Diversity” by Black Enterprise Magazine, one of the “Corporate 100 Companies Providing Opportunities for Hispanics” by Hispanic Magazine and by BusinessWeek as one of the “Top 15 Companies for In-Kind Corporate Philanthropy.”